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                                                                    EXHIBIT 99.1



           NYSE MOVES TO REMOVE HUNTWAY REFINING COMPANY FROM THE LIST

NEW YORK, April 5, 2001-The New York Stock Exchange announced today that it determined that the common stock Huntway Refining Company (the "Company")-ticker symbol HWY-should be removed from the list. The Company has a right to a review of this determination by a Committee of the Board of Directors of the Exchange (the "Committee"). Should the Company request a review by the Committee, the date of such review will be announced. A suspension date will be announced at such time as i) the Company does not request a review by the Committee within 10 business days of this notice; ii) the subsequent review of the Committee determines that the Company should be suspended; or iii) the Company commences trading in another securities marketplace. Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the Company of the NYSE staff's decision.

The Exchange's action is being taken in view of the fact that the Company is below the NYSE's continued listing criteria relating to: global market capitalization less than $50 million and total stockholders' equity less than $50 million.

In addition, the NYSE had previously accepted a plan provided by the Company that would have brought it into conformity with continued listing standards at the end of the 18-month plan period. The Company has been unable to meet the continued listing standards by the expiration of the plan period.

The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.